Exhibit 10.20
KANSAS CITY SOUTHERN

RESTRICTED CASH AWARD AND
PERFORMANCE CASH AWARD AGREEMENT

    By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), grants to you,
[First Name] [Middle Name] [Last Name], an employee of the Company or an Affiliate, (“you” or "Grantee"), (i) a restricted cash award in the amount set forth below, the “Restricted Cash Award”, and (ii) a performance cash award in the amount set forth below, which performance cash award, if vested based on the achievement level of the performance goals for the applicable Performance Period, is referred to as the "Performance Cash Award"; all subject to the terms and conditions set forth below and in the attached Exhibit A.

RESTRICTED CASH AWARD

Grant Date:	February 1, 2022
Restricted Cash Award Amount:	[$ Amount]
Period of Restriction: Vesting Date:	February 1, 2022 through February 1, 2025 February 1, 2025

PERFORMANCE CASH AWARD

Grant Date:	February 1, 2022
Performance Cash Award Amount (at Target):	[$ Amount]
1-Year Performance Period	FY 2022
Period of Restriction: Vesting Date:	February 1, 2022 through February 1, 2025 February 1, 2025
The Restricted Cash Award and Performance Cash Award (the “Awards”) evidenced by this Restricted Cash and Performance Cash Award Agreement (the “Agreement”) shall not be effective unless you have indicated your acceptance of this Agreement by signing electronically as provided below promptly after your receipt of this Agreement. You should print and retain one copy of this Agreement for your records.

        Kansas City Southern

    By: /s/ ADAM J. GODDERZ
        Adam J. Godderz
        Sr. Vice President-Chief Legal Officer &
Corporate Secretary

ACCEPTED AND AGREED*:
[First Name] [Middle Name] [Last Name]
[Participant ID]

* Acceptance of your award shall be indicated through the online process provided via DocuSign. You are signing and dating this agreement electronically. Your electronic signature constitutes a legal signature confirming that you acknowledge and agree to the terms and conditions of this award agreement.

EXHIBIT A
to
RESTRICTED CASH AND PERFORMANCE CASH AWARD AGREEMENT

    You received two Awards under this Agreement: a Restricted Cash Award and a Performance Cash Award. This Exhibit A consists of four sections. Section 1 contains definitions that apply to both types of Awards. Section 2 applies to your Restricted Cash Award. Section 3 applies to your Performance Cash Award. Section 4 contains provisions that apply to both types of Awards.

Section 1: Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below:
"Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with the Company, and, a United States or foreign corporation or partnership or other similar entity with respect to which the Company owns, directly or indirectly, 50% (or such lesser percentage as the Committee may specify, which percentage may be changed from time to time and may be different for different entities) or more of the voting power of such entity.
"Cause" has the meaning ascribed in the Merger Agreement.
"Code" means the Internal Revenue Code of 1986 (and any successor Internal Revenue Code), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
"Committee" means the Compensation and Organization Committee of the Board of Directors of the Company; provided, however, after the Control Date, if the Company does not have such a Committee, then "Committee" shall mean the Board of Directors of Canadian Pacific Railway Limited or a committee thereof.
"Control Date" has the meaning ascribed in the Merger Agreement.
“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
"Good Reason" has the meaning ascribed in the Merger Agreement.
"FY 2022 Performance Period" has the meaning ascribed in the Schedule of Performance Goals for Performance Cash Award attached hereto.
"Merger Agreement" means the Agreement and Plan of Merger by and among Canadian Pacific Railway Limited, Cygnus Merger Sub 1 Corporation, Cygnus Merger Sub 2 Corporation, and the Company dated September 15, 2021.
"Performance Period" means the time period during which performance goals applicable to the Performance Cash Award must be met.
"Period of Restriction" means the period during which, if the conditions specified in this Award Agreement are not satisfied, the Restricted Cash Award or Performance Cash Award are subject to a risk of forfeiture.
"Qualifying Termination" means (a) a Termination of Employment by the Company or any of its Affiliates, without Cause, other than as a result of death or disability, or (b) a termination of employment for Good Reason.

"Retirement" means your Termination of Employment after either having attained age 65 or both having attained age 55 and completed 10 years of service.
"Termination of Employment" occurs, on the first day on which a Grantee ceases to be an employee of the Company or an Affiliate and regardless of whether the Grantee continues to provide services to the Company or an Affiliate in the capacity of a consultant or non-employee director. A Termination of Employment will always occur if such event also is a separation from service within the meaning of Code Section 409A but may also occur in situations where the event does not constitute a separation from service under Code Section 409A.
"Vesting Date" means the last day of the Period of Restriction as set forth above opposite the heading "Vesting Date" on the cover page of this Agreement.
Section 2: Restricted Cash Award

1.Grant of Restricted Cash Award. The Company hereby grants to you, on the Grant Date, the right to receive the Restricted Cash Award Amount set forth on the cover page of this Agreement, on the terms and conditions set forth in this Agreement and Exhibit A thereto. Subject to your continued employment with the Company or an Affiliate, the Restricted Cash Award shall vest on the Vesting Date or earlier as set forth in paragraph 2, paragraph 3 or paragraph 4 of this Section 2 of this Exhibit A. In no event shall the Restricted Cash Award be credited with interest or earnings.
2.Lapse of Restrictions Other than Upon Retirement. The Restricted Cash Award will vest and no longer be subject to restrictions upon the first of the following events to occur:
(a) The Vesting Date, provided your Termination of Employment (other than as provided in (b) – (d) below) does not occur prior to that date;
(b) Your Termination of Employment by reason of your death;
(c) Your Termination of Employment by reason of your Disability; or
(d) Your Qualifying Termination.
3.Nonforfeitability of Cash Upon Retirement. Notwithstanding any provision in this Agreement to the contrary, if you satisfy the conditions for Retirement prior to the Vesting Date, then your Restricted Cash Award will become non-forfeitable (but not necessarily paid) in accordance with (a), (b) or (c) below, as applicable:
(a) If you first satisfy the conditions for Retirement on or before December 1, 2022, then (i) one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2022 provided you have not incurred a Termination of Employment before December 1, 2022; (ii) an additional one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2023 provided you have not incurred a Termination of Employment before December 1, 2023; and (iii) the final one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2024 provided you have not incurred a Termination of Employment before December 1, 2024.
(b) If you first satisfy the conditions for Retirement after December 1, 2022, but on or before December 1, 2023, then (i) one-third (1/3) of your Restricted Cash Award will become non-forfeitable on the day you first satisfy the conditions for Retirement provided you have not incurred a Termination of Employment before the day you first satisfy the conditions for Retirement, (ii) an additional one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2023 provided you have not incurred a Termination of Employment before December 1, 2023; and (iii) the final one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2024 provided you have not incurred a Termination of Employment before December 1, 2024.
(c) If you first satisfy the conditions for Retirement after December 1, 2023, but on or before December 1, 2024, then (i) two-thirds (2/3) of your Restricted Cash Award will become non-forfeitable on the day you first satisfy the conditions for Retirement provided you have not incurred a Termination of Employment before the day you first satisfy the conditions for Retirement; and (ii) the final one-third (1/3) of your Restricted Cash Award will become non-forfeitable on December 1, 2024, provided you have not incurred a Termination of Employment before December 1, 2024.
4.Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Cash Award by specifying a date, other than what is provided in this Agreement, on which the Period of Restriction ends and such amount will no longer be subject to a risk of forfeiture. Any such amount that becomes vested under this paragraph 4 will not be forfeited under paragraph 5 of this Section 2 of this Exhibit A and will be paid in accordance with paragraph 6 of Section 2 of this Exhibit A.
5.Forfeiture. If you have a Termination of Employment prior to any of the events specified in paragraphs 2 or 3 of this Section 2 of this Exhibit A, then you will forfeit your Restricted Cash Award upon such Termination of Employment. All of your rights to and interest in your Restricted Cash Award that are forfeited under this paragraph 5 of this Section 2 of this Exhibit A will terminate upon forfeiture.

6.Payment of Restricted Cash Award. The Restricted Cash Award amount if any, earned by you under this Section 2 of this Exhibit A, and not forfeited under paragraph 5 of this Section 2 of this Exhibit A, will be paid to you, or your designated beneficiary if you are deceased, within 15 days following the earlier to occur of (a) the Vesting Date, (b) the date that your right to receive all or a portion of your Restricted Cash Award vests in accordance with paragraphs 2 or 3 of this Section 2 of this Exhibit A, or (c) subject to compliance with paragraph 13 of Section 4 of this Exhibit A, the date that the Committee designates as the applicable payment date for your Restricted Cash Award that is the subject of accelerated vesting in accordance with paragraph 4 of this Section 2 of this Exhibit A. Any payment may be subject to any required delay under paragraph 13 of Section 4 of this Exhibit A.

Section 3: Performance Cash Award

1.    Grant of Performance Cash Award. The Company hereby grants to you, on the Grant Date, the right to receive the applicable vested percentage of the Performance Cash Award Amount set forth on the cover page of this Agreement, on the terms and conditions set forth in this Agreement and Exhibit A thereto. Subject to your continued employment with the Company or an Affiliate and the satisfaction of performance goals for the applicable Performance Period, the Performance Cash Award shall vest on the Vesting Date or earlier as set forth in paragraph 4 and paragraph 5 of this Section 3 of this Exhibit A.
2.    Amount of Performance Cash Award. Your Performance Cash Award Amount specifies a cash amount eligible to be increased based on the Company's achieved level of the performance goals (the “Performance Goals”) during the FY 2022 Performance Period. As of the last day of the FY 2022 Performance Period, the Committee will determine, in accordance with the Schedule of Performance Goals below (the "Performance Schedule"), the applicable vested percentage of your Performance Cash Award Amount that is earned. The applicable vested percentage of your Performance Cash Award Amount will be paid as provided in paragraph 7 of this Section 3 of this Exhibit A subject to satisfaction of the vesting requirements and forfeiture provisions of paragraph 3 and paragraph 8 of this Section 3 of this Exhibit A. In no event shall the Company fund, invest, otherwise credit interest or earnings (other than as described herein) on the Performance Cash Award Amount between the date that the Performance Cash Award Amount may be determined and the date that it is paid.
3.    Vesting. The amount earned as determined under the Performance Schedule will be paid to you only if you become vested in the Performance Cash Award. You will become vested in the Performance Cash Award on the Vesting Date provided you do not have a Termination of Employment prior to the Vesting Date except as otherwise provided in paragraph 4, paragraph 5 and paragraph 6 of this Section 3 of this Exhibit A, and subject to any other forfeiture under paragraph 8 of this Section 3 of this Exhibit A. If you have a Termination of Employment prior to the Vesting Date, then except as provided in paragraph 4, paragraph 5 and paragraph 6 of this Section 3 of this Exhibit A, you will forfeit the Performance Cash Award, and will have no right to earn or receive payment of any amount under Section 3 of this Exhibit A.
4.    Termination of Employment Due to Retirement. If you have a Termination of Employment prior to the Vesting Date due to Retirement, then you will be entitled to receive a pro rata portion of the Performance Cash Award (as calculated after the end of FY 2022 Performance Period). The pro rata portion of the Performance Cash Award you are entitled to receive will be the amount of Performance Cash Award (as calculated after the end of FY 2022 Performance Period), multiplied by a fraction, the numerator of which is 36 minus the total number of remaining whole months before December 31, 2024 and the denominator of which is 36 (i.e., 100% of the actual payment amount reduced for the period of time that your date of retirement is before December 1, 2024).
5.    Termination of Employment Due to Death, Disability or Qualifying Termination. If you have a Termination of Employment prior to the Vesting Date due to (i) a Qualifying Termination or (ii) your death or Disability, then upon such Termination of Employment, you will be deemed to have earned your entire Performance Cash Award (as calculated after the end of FY 2022 Performance Period) and without any reduction for time remaining before the Vesting Date.
6.    Acceleration of Vesting Date. The Committee may at any time or times in its discretion waive your obligation to remain employed through the Vesting Date in order to receive any amount. In the event of such a waiver, you will receive a payment of that amount, if any, which would have been paid to you had you remained employed through the Vesting Date based upon the level of goal achievement under the Performance Schedule. Waiver of a continued employment condition under this paragraph 6 of this Section 3 of this Exhibit A will not result in an earlier payment of any amount.
7.    Payment. Except as provided in the following sentence, the cash amount, if any, earned by you under this Agreement, and not forfeited under this Agreement, will be paid to you, or your designated beneficiary if you are deceased, within 15 days after the Vesting Date. Notwithstanding the preceding sentence, in the event of vesting prior to the Vesting Date under the provisions of paragraph 4, paragraph 5 or paragraph 6 of this Section 3 of this Exhibit A, then the amount, if any, will be paid to you within 15 days of the earlier of (i) the Vesting Date, or (ii) the later of (A) your Termination of Employment (and subject to any required delay period under paragraph 13 of Section 4 of this Exhibit A) or (B) the determination of the amount, if any, earned by you under this Agreement with respect to the FY 2022 Performance Period.
8.    Additional Forfeiture Provision and Repayment Obligation. Notwithstanding any provisions of this Agreement to the contrary, if the Committee determines that you have engaged in Gross Misconduct as defined in this paragraph 8, then: (a) you will immediately forfeit the Performance Cash Award awarded to you, and all earned or unearned amounts, for the FY 2022 Performance Period under this Agreement, and you will have no right to receive payment of any amount under this Agreement and (b) you will repay to the Company a dollar amount equal to the cash amount previously paid to you under this Agreement. For purposes of this paragraph 8 of this Section 3 of this Exhibit A, Gross Misconduct means, as determined by the Committee, conduct in intentional disregard of the Company’s expectations of someone in your position with the Company that has caused significant financial harm to the Company, whether occurring before or after your Termination of Employment.

Section 4: Provisions Applicable to Your Restricted Cash Award and Performance Cash Award

1.Tax Withholding. All payments under this Agreement are subject to you satisfying any applicable federal, state, local and foreign tax withholding obligations (“Required Withholding”). The Company will not pay out your Awards unless you provide for the Required Withholding as allowed under this Agreement. The Company shall have the power and the right to require you to remit to the Company or deduct or withhold from all amounts payable to you in connection with the Awards or otherwise, an amount sufficient to satisfy the Required Withholding. You understand and agree that certain tax withholding amounts may be due prior to payment under this Agreement, for instance, withholding amounts for the Railroad Retirement Tax Act ("RRTA Tax") may be due upon you meeting Retirement-eligibility requirements. Such tax withholding amounts may be withheld from other payments being made under this Agreement, even if such tax liability is not attributable to the Award from which it is being withheld. For example, you may have a RRTA Tax associated with your Performance Cash Award before that Award is paid. Such RRTA Tax may be withheld in connection with the payment of the Restricted Cash Award, if paid earlier than the Performance Cash Award under this Agreement. If a payment is made to you under this Agreement on an accelerated basis to satisfy the RRTA Tax as provided in this paragraph 1 of this Section 4 of this Exhibit A, then you will have income tax at source on wages imposed under Section 3401 or the corresponding withholding provisions of applicable state, or local tax laws (together with the RRTA Tax, the "RRTA Related Taxes"). When and in the manner permitted by the Company in its sole discretion and unless otherwise prohibited by law, the Company may elect to satisfy the RRTA Related Taxes through an accelerated payment under this Agreement.
2.No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.
3.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the personnel records of the Company, or such other address as you have designated under this paragraph.
4.Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that an amount (which may be all or part) of your Awards would no longer be forfeited if you were to have a Termination of Employment on such date. You agree to consult with any tax consultants you think advisable in connection with tax issues regarding your Awards and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice.
5.Amendment. Except as may otherwise be permitted under the Plan, the Company has the right to amend this Agreement; provided, however, that no such amendment or alteration shall adversely affect any of your rights under this Agreement without your consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Agreement.
6.Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
7.Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.
8.Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
9.No Waiver. The failure of the Company in any instance to exercise any of its rights granted under this Agreement or the Plan shall not constitute a waiver of any other rights that may arise under this Agreement.
10.Right of Recovery. Notwithstanding any provisions of this Agreement to the contrary, the Company may recover from you any amount paid or payable to you pursuant to this Agreement which is required to be recovered under the rules of any exchange on which the Company's stock is registered or any amount the Committee determines is appropriate under the Company's policies in effect from time to time regarding the recovery of incentive compensation, including any such policies adopted after the Grant Date of this Agreement.
11.Data Privacy. By accepting the Award, you agree that any data, including your personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Awards, as well as with any third-party engaged by the Company to administer the Awards.
12.No Rights as Stockholder. Nothing in this Agreement or the Awards give you any rights of a stockholder of the Company.

13.Section 409A. The Agreement is intended to comply, and at all times shall be interpreted as complying with the requirements of Section 409A of the Code ("Section 409A"). In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated in violation of Section 409A. If the Company, a successor thereto, or any parent corporation thereof has any stock that is publicly traded on an established securities market or otherwise, then distributions that are subject to Section 409A to you if you are a "specified employee" (as defined under Section 409A) upon a separation from service (as defined under Section 409A) may only be made following the expiration of the six-month period after the date of your Termination of Employment (with such distributions to be made during the seventh month following your Termination of Employment), or, if earlier than the end of the six-month period, the date of your death, or as otherwise permitted under Section 409A. Notwithstanding the foregoing, the Company makes no representation that this Agreement complies with Section 409A and shall have no liability to you for any failure to comply with Section 409A.
14.Transfer Restrictions. The Awards and your rights to any payment thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to this Agreement shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
15.Status of Awards. Notwithstanding anything in this Agreement to the contrary, for purposes of any Company severance plan and any severance agreement or employment agreement with the Company or any Affiliate, the Awards (i) shall be considered a long-term, cash-based award granted in lieu of an equity award and, with respect to the vesting thereof, shall be treated in the same manner as any outstanding long-term equity award (including any unvested equity awards that were converted to a cash based award) held by you, and (ii) shall not be considered or treated as an annual incentive award under any Company annual incentive plan, Company short-term incentive plan, or any successor to any such annual incentive award under any annual, short-term incentive plan or successor annual, short-term incentive plan. Notwithstanding the foregoing, in no event shall any operative provision of such severance plan, severance agreement or employment agreement result in the deferral of, or the acceleration of, any payment otherwise scheduled to be made under this Agreement in violation of Section 409A.

Schedule of Performance Goals for Performance Cash Award

FY 2022 Performance Level	Operating Cash Flow (OCF) [1] (50% Weighting)	Operating Ratio (OR) [2] (50% Weighting)	Earned Percentage of Incentive Target

2022
Threshold	$___	___%	0%
Target	$___	___%	100%
Maximum	$___	___%	250%

The amount earned for the FY 2022 Performance Period will be the greater of:

(1)     130% of the amount equal to the product of: (A) the earned percentage for FY 2022 times (B) the Revenue Growth Multiplier times (C) the Performance Cash Award (i.e., 130% of "actual performance"); and

(2)     100% of the Performance Cash Award (i.e., 100% of target).

In no event, however, shall the amount earned for the FY 2022 Performance Period exceed 250% of target.

"FY 2022 Performance Period" means the twelve-month period ending on December 31, 2022; provided, however, if the Committee concludes that, due to the Control Date occurring before the end of 2022, performance cannot be adequately measured based on the entire FY 2022 period, then the FY 2022 Performance Period shall be the stub year ending on the last day of the fiscal quarter in 2022 during which such performance can adequately be measured. The Committee shall also, if necessary, appropriately and equitably adjust the Performance Goals and Performance Levels to reflect the abbreviated performance period and certify the achieved level of performance based on such adjusted performance period, performance goals and performance levels.

To determine the “earned percentage” for the FY 2022 Performance Period, the Committee will compare the Company’s actual performance for the FY 2022 Performance Period to the Performance Goals for the FY 2022 Performance Period as set forth in the above schedule. If the calculated percentage is between Threshold and Maximum for the FY 2022 Performance Period, then the earned percentage will be prorated. If the calculated percentage is above Maximum, then the earned percentage will be 250%. For purposes of the foregoing, any fractional amount earned with respect to the FY 2022 Performance Period shall be rounded to the nearest whole dollar.

The “Revenue Growth Multiplier” is determined based on the Company’s annual revenue growth over the last 12 months ending 9/30/2022 relative to the average annual revenue growth of all other Class 1 railroads over the same time frame. The annual revenue growth for each Class 1 railroad shall be determined by first calculating the change in revenue for LTM 9/30/2022 from 2021 for each other Class 1 railroad. Each Class 1 railroad will then be ranked in order of the highest to lowest average annual revenue growth rate for the 1-year Performance Period. For purposes of determining revenue growth for the Company and for all other North American Class I railroads, revenue includes (a) total revenue for the most recently reported twelve-month period, including fuel surcharge revenue, (b) adjustments for foreign exchange impacts as disclosed in publicly available information, and (c) adjustments for business combinations, acquisitions or dispositions as disclosed in publicly available information.

The Revenue Growth Multiplier for purpose of this Performance Cash Award will be based on the following results:

If the Company’s annual revenue growth ranking is . . .	Then the Revenue Growth Multiplier will be . . .
1st place	120%
2nd place	110%
2nd to last place	90%
Last place	80%
Any other ranking	100%

1 Operating Cash Flow (OCF) is defined as Operating Income before Depreciation & Amortization, minus accrued capital expenditures, with further adjustments to eliminate the effects of:

(a)     adjustments included in Adjusted Operating Ratio as reported by the Company;

(b)     fluctuations in the value of the Mexican peso against the U.S. dollar from the average exchange rates assumed in the Company’s 2022 long range plan;

(c)     impacts to fuel surcharge revenue, fuel expense and Mexican fuel excise tax credit for changes in fuel-related indices from the indices assumed in the Company’s 2022 long range plan;

(d)     business combinations or acquisitions (including merger costs);

(e)     changes in accounting principles; and

(f)     as approved by the Compensation Committee, other transactions or events that were not contemplated at the time performance targets were established by the Compensation Committee

2 Operating Ratio (OR) is defined as the Company's Adjusted Operating Ratio as reported in the Company’s earnings releases, with any necessary adjustments to eliminate the effects of:

(a)     fluctuations in the value of the Mexican peso against the U.S. dollar from the average exchange rates assumed in the Company’s 2022 long range plan;
(b)     impacts to fuel surcharge revenue and fuel expense for changes in fuel-related indices from the indices assumed in the Company’s 2022 long range plan;
(c)    business combinations or acquisitions transaction impacts (including merger costs);
(d)     changes in accounting principles;
(e)     changes in laws (VAT, etc.); and

(f)     as approved by the Compensation Committee, other transactions or events that were not contemplated at the time performance targets were established by the Compensation Committee
2